Marina Biotech Announces 1-for-10 Reverse Stock Split in Preparation for Proposed Up-Listing of its Common Stock to the NASDAQ Capital Market

GlobeNewswire • August 02, 2017

CITY OF INDUSTRY, Calif., Aug. 02, 2017 (GLOBE NEWSWIRE) — Marina Biotech, Inc. (MRNA) a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for disease intersections of arthritis, hypertension, and cancer, today announced a 1-for-10 reverse split of its common shares. The reverse split will be effective on the opening of trading on Thursday, August 3, 2017. The Company’s stock will trade on a post-split basis under the ticker symbol “MRNAD” for 20 business days and then revert back to “MRNA” thereafter.

Joseph W. Ramelli, CEO of Marina Biotech, commented, “This is a critically important step in our corporate development and capital markets strategy. We are pleased with the endorsement of our stockholders and the Board to execute a reverse stock split. The reverse stock split will help us satisfy certain requirements, as part of our future plan to seek a listing on the NASDAQ Capital Market. In doing so, we believe that our shareholders will benefit from the improved liquidity and visibility of our stock with a broader range of institutional investors.”

When the reverse stock split becomes effective, every 10 shares of issued and outstanding MRNA common stock will be combined into 1 issued and outstanding share of common stock with no changes to the par value of the shares. The reverse split will reduce the number of MRNA’s outstanding common stock from approximately 98.4 million shares to approximately 9.8 million shares. All fractional shares will be rounded up to the nearest whole share. In addition, the Company’s outstanding options and warrants will be consolidated in the same ratio as the common stock and the exercise price amended in inverse proportion to that ratio.

About Marina Biotech, Inc.

Marina Biotech’s focus is to treat the intersection of arthritis, pain, hypertension, and oncology diseases using combination therapies of already approved drugs. Marina’s first FDA approved drug, Prestalia®, contains perindopril arginine, an ACE inhibitor, and amlodipine, a dihydropyridine calcium channel blocker, and is indicated for the treatment of hypertension to lower blood pressure. The company is developing and commercializing late stage, non-addictive pain therapeutics. The company’s ‘next-generation of celecoxib,’ including IT-102 and IT-103, are designed to control the dangerous side-effect of edema that prohibits the drug from being prescribed at higher doses. These have the potential of replacing opioids and combatting the opioid epidemic. Additionally we are developing therapeutic microbiome using the only orally bioavailable siRNAs platform against FAP and IBD. Additional information about Marina Biotech is available at http://www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to successfully integrate its business operations with those of IthenaPharma; (ii) the ability of Marina Biotech to obtain funding to support its clinical development; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

Contact:

PR Contact:

Falguni Trieu

Email: ftrieu@marinabio.com

Investor Contact:

KCSA Strategic Communications

Valter Pinto, Senior Vice President

PH: (212) 896-1254

Email: Valter@KCSA.com